QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference of our Independent Auditors' Report dated January 8, 2001 regarding the statements of financial condition of Pacific Western National Bank as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in the Registration Statement on Form S-3 of First Community Bancorp, filed with the Securities and Exchange Commission, and the reference to our firm as experts.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
November 1, 2001

QuickLinks

CONSENT OF INDEPENDENT ACCOUNTANTS